Exhibit 10.3

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of November 14, 2018 (this “Agreement”), among Dell Technologies Inc., a Delaware corporation (the “Company”) and Dodge & Cox (the “Stockholder”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

WHEREAS, on July 1, 2018, the Company and Teton Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, including pursuant to Amendment No. 1 (as defined below), the “Merger Agreement”), pursuant to which (among other things and subject to the terms and conditions set forth therein) (i) Merger Sub will merge with and into the Company (the “Merger”) and (ii) all outstanding shares of Class V Common Stock of the Company shall be canceled and converted into the right to receive, subject to the terms and conditions of the Merger Agreement, shares of Class C Common Stock of the Company or, at the election of the holder, cash consideration (subject to proration as described in the Merger Agreement);

WHEREAS, on July 1, 2018, in connection with the execution of the Merger Agreement, the Company entered into a Voting and Support Agreement with Michael S. Dell, the Susan Lieberman Dell Separate Property Trust, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P. and SLP Denali Co-Invest, L.P. (together, the “MSD and SLP Stockholders”), pursuant to which (among other things and subject to the terms and conditions set forth therein), the MSD and SLP Stockholders have agreed to vote the shares of the Company’s capital stock over which they have voting power in favor of the adoption of the Merger Agreement and an amended and restated certificate of incorporation of the Company substantially in the form attached as Exhibit A to the Merger Agreement (as amended by Amendment No. 1, the “Amended and Restated Charter”), approval of the Merger and the transactions contemplated by the Merger Agreement and against any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or other transactions contemplated by the Merger Agreement in any material respect;

WHEREAS, concurrently herewith, the Company and Merger Sub are entering into an Amendment No. 1 to the Agreement and Plan of Merger (“Amendment No. 1”), in the form of Exhibit A hereto, which amends the Merger Agreement in order to, among other things, (i) increase the amount of the Aggregate Cash Consideration from $9,000,000,000 to $14,000,000,000, (ii) increase the amount of the Cash Consideration to $120.00, without interest, (iii) amend the Exchange Ratio in the manner set forth in Amendment No. 1, (iv) amend the Election Deadline in the manner set forth in Amendment No. 1, (v) contemplate the debt financing to be obtained to fund such increase in the Aggregate Cash Consideration and Cash Consideration, (vi) include the agreement of the Company to appoint a fourth independent director to the Board of Directors of the Company (the “Company Board”) no later than June 30, 2019 and to establish a Nominating and Corporate Governance Committee of the Company Board, (vii) amend and restate the form of the Amended and Restated Charter and (viii) include a form of amended and restated bylaws to be adopted by the Company to be effective at the Effective Time;

WHEREAS, the Company currently has fixed October 18, 2018 as the record date for the Stockholders Meeting (the “Record Date”) and December 11, 2018 as the date for the Stockholders Meeting; and

WHEREAS, as of the Record Date and as of the date hereof, the Stockholder is the beneficial owner of the number of shares of capital stock of the Company set forth opposite the Stockholder’s name on Exhibit B hereto (together with such additional shares of capital stock of the Company that become beneficially owned (within the meaning of Rule 13d–3 promulgated under the Exchange Act) by the Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the “Covered Shares”; provided, that if the Company publicly announces one or more changes in the Record Date at any time from and after the date of this Agreement, then notwithstanding anything herein to the contrary and solely for purposes of Sections 1 and 2, “Covered Shares” shall mean (i) all shares of capital stock of the Company beneficially held by the Stockholder on the later of (x) the date of the applicable public announcement of a changed Record Date and (y) the applicable new publicly announced Record Date, and (ii) such additional shares of capital stock of the Company that become beneficially owned (within the meaning of Rule 13d–3 promulgated under the Exchange Act) by the Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date of such applicable public announcement or applicable new publicly announced Record Date, as applicable, and prior to the earlier of the Closing or the termination of this Agreement).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Stockholder hereby agree as follows:

1. Agreement to Vote. The Stockholder agrees that, with respect to each Covered Share that it is entitled to vote, it shall, and shall cause any other holder of record of any such Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, consent or other approval of the Stockholder is sought (i) when a meeting concerning the Transactions (as defined below) is held, appear at such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of establishing a quorum; (ii) vote (or cause to be voted, including by proxy or by delivering a written consent) all such Covered Shares in favor of (x) the Merger and the adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, including, without limitation, the adoption of the Amended and Restated Charter (collectively, the “Transactions”), and (y) the approval of any proposal to adjourn or postpone such meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement and/or the adoption of the Amended and Restated Charter on the date on which such meeting is held; and (iii) vote (or cause to be voted) all such Covered Shares against any other proposal, action or agreement that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions in any material respect. Except as set forth in this Section 1, the Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall limit the right of the Stockholder to vote any such Covered Shares in connection with the election of directors.

2. No Transfer of Voting Rights. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees that during the period from the date of this Agreement through the earlier of (a) date on which the Merger is consummated and (b) the date on which the Merger Agreement is terminated in accordance with its terms without the Merger having occurred, the Stockholder will not (i) deposit any of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Covered Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (ii) knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement or (iii) encourage or solicit any holder of Common Stock to vote in opposition to the Transactions. Provided that if the Stockholder is not in breach of the terms of this Agreement, nothing in this Agreement shall be construed to restrict the Stockholder from trading in the Covered Shares or otherwise.

3. Public Announcement; Material Nonpublic Information.

(a) Public Announcement. The Company intends to publicly announce this Agreement as soon as practicable on or after the date hereof by means of a press release, which may include a quote in the form of Exhibit C hereto (such quote or any other quote that may be agreed to with the Stockholder, the “Stockholder Quote”) attributed to the Stockholder reflecting its agreement to vote in favor of the Transactions. Neither the Company nor the Stockholder shall make any public announcement or statement that contradicts or disagrees with the terms of this Agreement, including the fact that the Stockholder is supporting the Transactions, or the statements made in the Stockholder Quote, except as required by applicable Law or the rules and regulations of the NYSE or with the prior written consent of the other parties. The Stockholder consents to and authorizes the publication and disclosure by the Company of the Stockholder’s identity and holdings of the Covered Shares, the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and any communications in connection therewith) and any other information that the Company reasonably determines is required to be disclosed by applicable Law in any press release, legal proceeding or any other disclosure document in connection with the Transactions (including all documents filed or furnished with the Securities and Exchange Commission).

(b) Material Nonpublic Information. The Company acknowledges that the Stockholder has no duty of confidentiality to the Company and the Company agrees it shall not disclose any material nonpublic information concerning the Company or its Subsidiaries to the Stockholder without complying with the disclosure requirements of the SEC’s Regulation FD.

4. Termination. This Agreement shall terminate upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any amendment to the Merger Agreement which (i) reduces the Cash Consideration, the Share Consideration or the Aggregate Cash Consideration or (ii) otherwise adversely economically affects, or adversely affects the governance rights of, the holders of Class V Common Stock in any material respect, (d) receipt by the Company of the Stockholder Approvals and (e) February 1, 2019, (f) the mutual written consent of the parties hereto (after receipt of the approval of the Special Committee), (g) a Change of Recommendation and (h) any material breach of this Agreement by the Company; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

5. Representations and Warranties.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

(i) Valid Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iii) No Additional Consideration. No holder of Class V Common Stock is receiving or is entitled to receive any consideration from the Company or any of its Affiliates in connection with the Transactions other than the Merger Consideration.

(b) Representations and Warranties of the Stockholder. The Stockholder on its own behalf, severally and not jointly, hereby represents and warrants as follows:

(i) Existence, Power; Binding Agreement. The Stockholder is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against each of the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(ii) No Conflicts. Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Stockholder for the execution and delivery of this Agreement by the Stockholder and the consummation by any of the Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (1) in the case of the Stockholder, conflict with or violate any provision of its certificate of formation or operating agreement (or similar organizational documents), (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Liens that would not adversely affect the ability of the Stockholder to perform fully its obligations hereunder with respect to the applicable Covered Shares) on any property or asset of the Stockholder pursuant to any Contract to which the Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound or affected, or (3) violate any Law, judgment, order or decree applicable to the Stockholder or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of the Stockholder to perform its obligations hereunder.

(iii) No Inconsistent Agreements. The Stockholder (A) has not entered into any voting agreement or voting trust with respect to the Covered Shares, (B) has not granted a proxy or power of attorney with respect to the Covered Shares that is inconsistent with its obligations pursuant to this Agreement and (C) has not entered into any agreement or undertaking that is otherwise inconsistent with its obligations pursuant to this Agreement.

(iv) Covered Shares. As of the Record Date and the date hereof, the Stockholder was and is the beneficial owner of, and had and has good and valid title to, all of its Covered Shares. As of the Record Date and the date hereof, the Stockholder had and has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of its Covered Shares.

(v) No Arrangements. (i) Neither the Stockholder, nor any of its Affiliates, is a party to any Contract or other arrangement or understanding (whether or not binding), with the Company or any stockholder, director, officer or other Affiliate (or their respective officers and directors) of the Company or any of its Subsidiaries relating to or otherwise in contemplation of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, except as expressly set forth in or contemplated by the Merger Agreement or this Agreement, and (ii) the Stockholder is not an Affiliate of the Company or any of its Affiliates.

6. Record Date. The Company hereby agrees to provide the Stockholder with written notice of any change to the Record Date on the same day that the Company notifies the NYSE that the Company Board has fixed a different record date for the Stockholders Meeting.

7. Additional Agreements. During the period from the date of this Agreement through the earlier of (a) the Closing Date and (b) the termination of this Agreement in accordance with its terms, the Company shall not enter into any additional, or modify (including by amendment, waiver or termination), any existing, agreements concerning the matters set forth herein with any existing or future stockholder of the Company that shall have the effect of establishing rights or otherwise benefiting such stockholder with respect to the matters set forth herein in a manner more favorable in any material respect than the rights and benefits established in favor of the Stockholder under this Agreement, unless, in any such case, the Company has agreed to amend this Agreement to provide the Stockholder with such rights and benefits.

8. Amendment. This Agreement may not be amended except with the Special Committee’s prior written consent and by an instrument in writing signed by each of the parties hereto.

9. Non-Survival of Representations and Warranties. The respective representations and warranties of the Stockholder and the Company contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

10. Notices. Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered to the addresses of the parties, (i) in the case of the Company, as set forth in the Merger Agreement and (ii) in the case of the Stockholder, on its signature page to this Agreement or such other address as may be designated by the Stockholder in writing to the Company, and, in each of the foregoing clauses (i) and (ii), in the manner contemplated by the Merger Agreement.

11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

13. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

14. Governing Law; Consent to Jurisdiction. (a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles.

(b) Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts.

(c) To the fullest extent permitted by law, each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 10.

(d) The consents to jurisdiction set forth in this Section 14 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 14 and shall not be deemed to confer rights on any person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof and injunctive and other equitable relief, in addition to any other remedy at law or equity, without posting any bond or other undertaking.

17. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

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IN WITNESS WHEREOF, the Company and the Stockholder have executed or caused to be executed this Agreement as of the date first written above.

COMPANY:

DELL TECHNOLOGIES INC.

By:	/s/ Janet M. Bawcom
Name:	Janet M. Bawcom
Title:	Senior Vice President & Assistant Secretary

[Voting and Support Agreement Signature Page]

STOCKHOLDERS:

DODGE & COX

By:	/s/ Charles F. Phol

Name:	Charles F. Phol

Title:	Chairman

Dodge & Cox
555 California St, 40th Floor
San Francisco, CA 94104

Email:	Roberta.Kameda@dodgeandcox.com
Paritosh.Somani@dodgeandcox.com

Attention:	Roberta R.W. Kameda
Paritosh Somani

[Voting and Support Agreement Signature Page]